Exhibit 3.4

                            AMENDMENT NO. 2 TO THE

                             AMENDED AND RESTATED

                             DECLARATION OF TRUST

                              AND TRUST AGREEMENT

                                      OF

                                MLM INDEX FUND

     This AMENDMENT ("Amendment") is made and entered into as of the ____ day of February, 2000 by and among MOUNT LUCAS MANAGEMENT CORPORATION, a Delaware corporation, as manager (the "Manager"), WILMINGTON TRUST COMPANY, a Delaware banking corporation, as trustee (the "Trustee") and the Interest Holders whose signatures appear on the execution page hereof and who hold in the aggregate more than 10% of the outstanding Interests of each Series as of the date hereof (exclusive of the Interests of the Manager) (the "Signing Interest Holders"), and is made with reference to, and pursuant to the authority granted by Section 11.1 of that certain Amended and Restated Declaration of Trust and Trust Agreement (the "Trust Agreement") dated the 31st day of August, 1998, by and among the Manager, the Trustee and the Interest Holders of the MLM Index Fund (the "Trust"), as amended by that Amendment No. 1 to the Amended and Restated Declaration of Trust and Trust Agreement of the Trust entered into as of March 23, 1999. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Trust Agreement.

     WHEREAS, it is desired that the first sentence of Section 7.1(e) be amended as provided below;

     NOW, THEREFORE, the parties agree as follows and the Manager and the Signing Interest Holders hereby direct the Trustee, pursuant to the Trust Agreement, to execute and deliver this Amendment:

     1. The first sentence of Section 7.1(e) shall be replaced in its entirety to read as follows:

          "The Manager may suspend temporarily any redemption if the effect of such redemption, either alone or in conjunction with other redemptions, would be to impair the relevant Series' ability to operate in pursuit of its objectives; provided, however, that the Manager shall only suspend a redemption pursuant to this Section 7.1(e) if the impairment would be caused by a third party other than the Manager."

     2. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to principles or rules of conflicts of laws);


     3. This Amendment may be executed and delivered in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.


                                MOUNT LUCAS MANAGEMENT
                                CORPORATION, as Manager


                                By:   ______________________________
                                Name:
                                Title:


                                WILMINGTON TRUST COMPANY, not in its
                                individual capacity but solely as Trustee


                                By:   ______________________________
                                Name:
                                Title:

                                INTEREST HOLDERS




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